Exhibit 99.1

TradeUP Global Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing June 21, 2021

NEW YORK, June 17, 2021 /PRNewswire/ -- TradeUP Global Corporation (NASDAQ: TUGCU) (“TradeUP Global” or the "Company") announced today that, commencing June 21, 2021, holders of the Units (the “Units”) sold in the Company's initial public offering (“IPO”) of 4,488,986 Units completed on May 3, 2021, may elect to separately trade the Class A ordinary shares and warrants included in the Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant to purchase one Class A ordinary share. Any Units not separated will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “TUGCU”. Any underlying Class A ordinary shares and warrants that are separated will trade on the NASDAQ under the symbols “TUGC” and “TUGCW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact the Company's transfer agent, VStock Transfer, LLC, in order to separate the holders’ Units into Class A ordinary shares and warrants.

The Units were initially offered by the company in an underwritten offering. US Tiger Securities, Inc. is acting as the lead book running manager in the offering. R.F. Lafferty & Co., Inc. and Ingalls & Snyder, LLC are acting as joint book running managers. R.F. Lafferty & Co., Inc. is also acting as qualified independent underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on April 28, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TradeUP Global Corporation

TradeUP Global Corporation is a newly incorporated blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.